Exhibit 99.1

Molina Healthcare Announces the Closing of its Acquisition of Magellan Complete Care

LONG BEACH, Calif.--(BUSINESS WIRE)--January 4, 2021--Molina Healthcare, Inc. (NYSE: MOH) (“Molina”) today announced that its acquisition of the Magellan Complete Care (“MCC”) line of business of Magellan Health, Inc. closed on December 31, 2020. As of November 30, 2020, MCC served approximately 200,000 members.

About Molina Healthcare
Molina Healthcare, Inc., a FORTUNE 500 company, provides managed health care services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through its locally operated health plans, Molina Healthcare served approximately 4.0 million members as of September 30, 2020. For more information about Molina Healthcare, please visit molinahealthcare.com.

Contacts

Investor Contact: Julie Trudell, Julie.Trudell@molinahealthcare.com, 562-912-6720
Media Contact: Caroline Zubieta, Caroline.Zubieta@molinahealthcare.com, 562-951-1588